EXHIBIT 99.1

AutoZone Authorizes Additional Stock Repurchase; Rhodes Elected Board Chairman; McKenna Named Lead Director

MEMPHIS, Tenn., June 6, 2007 (PRIME NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today announced its Board of Directors authorized the repurchase of an additional $500 million of the Company's common stock in connection with its ongoing share repurchase program. Including the above amount, the share repurchase authorization now totals $5.9 billion.

"AutoZone's strong financial performance has allowed us to continue to repurchase our stock while maintaining strong credit metrics," said Bill Giles, Executive Vice President, Chief Financial Officer, Information Technology and Store Development. "We will continue to utilize accretive share repurchases within the bounds of a disciplined capital structure to enhance shareholder returns."

Also today, the Board of Directors elected William C. Rhodes, III as Chairman of the Board. Mr. Rhodes' new title is Chairman, President and Chief Executive Officer. He replaces J.R. Hyde, III as Chairman. Mr. Hyde will remain a member of the Board of Directors.

"Bill Rhodes has been an integral part of our Company's success for many years now, and I, along with the rest of our Board, congratulate him on being elected Chairman," said Mr. Hyde. Mr. Rhodes added, "Not only is Pitt Hyde AutoZone's founder, but he has been a mentor to me and our management team over the years. We look forward to his continued guidance as a member of our Board for many years to come."

In addition, the Board named W. Andrew McKenna as Lead Director. Mr. McKenna has been a Director since 2000.

About AutoZone:

As of May 5, 2007, AutoZone sells auto and light truck parts, chemicals and accessories through 3,881 AutoZone stores in the United States plus the District of Columbia and Puerto Rico and 110 AutoZone stores in Mexico and also sells the ALLDATA brand automotive diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information and auto and light truck parts through www.autozone.com

CONTACT:  AutoZone, Inc.
          Media:
          Ray Pohlman
            (901) 495-7962
            ray.pohlman@autozone.com
          Financial:
          Brian Campbell
            (901) 495-7005
            brian.campbell@autozone.com